                                                Filed pursuant to Rule 424(b)(3)
                                                File No. 333-47377


                                   PROSPECTUS

                            MELLON BANK CORPORATION

                        5,069,403 SHARES OF COMMON STOCK
                               ($0.50 PAR VALUE)

                            ------------------------

     This Prospectus relates to 5,069,403 shares (the "Shares") of common stock, $0.50 par value ("Common Stock"), of Mellon Bank Corporation (the "Company") issued in connection with the Company's acquisition of United Bankshares, Inc. ("UBI") pursuant to a merger of UBI with and into the Company (the "Merger"), which may be offered by the selling shareholders named herein or their respective pledgees, donees, transferees or other successors in interest (individually, the "Selling Shareholder" or in the aggregate, the "Selling Shareholders") from time to time. The Company will receive no part of the proceeds from sales of the Shares offered hereby. The Shares are listed on the New York Stock Exchange ("NYSE") under the trading symbol "MEL". On March 18, 1998, the closing price of the Common Stock on the NYSE was $65.50 per share.

     The Shares may be offered for sale from time to time by the Selling Shareholders, or by certain other persons who are named in an amendment or supplement to this Prospectus, in one or more transactions described herein on the NYSE or any other securities exchange on which the Common Stock is traded, in the over-the-counter market, in one or more private transactions or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices or at negotiated prices. See "Plan of Distribution" below. The price at which any of the Shares of Common Stock may be sold, and the commissions, if any paid in connection with any such sale, may vary from transaction to transaction. It is understood that the Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, persons effecting resales of Common Stock purchased and dealers or brokers handling such transactions may be deemed (such persons not so conceding) to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder (the "Securities Act"), with respect to such sales.

     The Company will bear all expenses incurred in connection with the offering of the Shares pursuant to this Prospectus other than underwriting discounts and commissions, brokerage fees and similar compensation.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is March 23, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Company's Common Stock is listed. The Commission maintains an internet site that contains reports, proxy statements and other information filed electronically by the Company with the Commission which can be accessed at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock to which this Prospectus relates. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in and made a part of this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) the Company's Current Reports on Form 8-K filed since December 31, 1997; (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-7410) dated June 10, 1981, including any reports updating such description; and (iv) the description of the stock purchase rights set forth in the Company's Registration Statement on Form 8-A, dated October 29, 1996, including any reports, amendments or subsequent registration statements updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to Carl Krasik, Esq., Secretary and Associate General Counsel, Mellon Bank Corporation, 4826 One Mellon Bank Center, Pittsburgh, Pennsylvania 15258-0001 (telephone number 412-234-5000).

                                  THE COMPANY

     The Company is a multibank holding company incorporated under the laws of Pennsylvania in August, 1971 and registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. Its principal direct subsidiaries are Mellon Bank, N.A., The Boston Company, Inc., Mellon Bank (DE) National Association, Mellon Bank (MD) National Association, Mellon United National Bank, Buck Consultants, Inc., and a number of companies known as Mellon Financial Services Corporation. The Company also owns a federal savings bank headquartered in Pennsylvania, Mellon Bank, F.S.B, and a California state chartered bank, 1st Business Bank. The Dreyfus Corporation, one of the nation's largest mutual fund companies, is a wholly owned subsidiary of Mellon Bank, N.A. At December 31, 1997, the Company on a consolidated basis had total assets of approximately $44.9 billion, loans net of the reserve for credit losses of approximately $28.7 billion and total shareholders' equity of approximately $3.8 billion.

     The Company's banking subsidiaries engage in retail financial services, commercial banking, trust and investment management services, residential real estate loan financing, mortgage servicing, equipment leasing, mutual fund activities and various securities-related activities. Through other subsidiaries, the Company provides a broad range of bank-related services including equipment leasing, commercial loan financing, stock transfer services, cash management, and numerous trust and investment management services. The Dreyfus Corporation serves primarily as an investment advisor, manager, and administrator of mutual funds. The Boston Company, through Boston Safe Deposit and Trust Company and other subsidiaries, engages in the business of institutional trust and custody, institutional asset management, private investment management, and banking services. Buck Consultants, Inc., a leading global benefits consulting firm, provides a broad array of pension and health and welfare actuarial services, employee benefit, compensation and human resources consulting and administrative services and total benefits outsourcing. The principal executive offices of the Company are located at One Mellon Bank Center, 500 Grant Street, Pittsburgh, Pennsylvania, and its telephone number at such address is (412) 234-5000.

                                THE ACQUISITION

     On February 2, 1998 (the "Closing Date"), the Company acquired UBI pursuant to an Agreement and Plan of Reorganization, dated as of November 24, 1997, by and among the Company, UBI, Gerald Katcher and Howard R. Scharlin (the "Agreement and Plan of Reorganization"), and an Agreement and Plan of Merger, dated as of January 30, 1998, by and among the Company, UBI, Gerald Katcher and Howard R. Scharlin (the "Merger Agreement"). In connection with the Agreement and Plan of Reorganization and Merger Agreement, UBI merged with and into the Company (the "Merger"). Pursuant to the Merger, each share of UBI common stock, par value $0.625 per share, was converted into the right to receive shares of Common Stock, or at the option of the holder, and subject to certain limitations, cash.

     Pursuant to the Agreement and Plan of Reorganization the former shareholders of UBI are entitled to certain registration rights with respect to the shares of Common Stock issued pursuant to the Merger. As a condition to consummation of the Merger, each UBI shareholder receiving any shares of Common Stock was required to enter into an agreement whereby each such shareholder agreed to abide by the transfer restrictions applicable to unregistered shares under state and federal securities laws.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is listed and traded on the NYSE under the symbol MEL. The following table sets forth for the periods indicated the high and the low sales prices of the Common Stock, as reported on the NYSE Composite Tape, and the cash dividends declared per share for the periods indicated. Information for first quarter 1997 and prior periods has been restated to reflect the two-for-one common stock split distributed on June 2, 1997.

                                                     SALES PRICE PER SHARE
                                                    -----------------------       DIVIDENDS PER
                                                      HIGH           LOW              SHARE
                                                      ----           ---          --------------
1996
           First Quarter........................... $  29.25       $  24.25           $0.28
           Second Quarter..........................  30.0625        25.8125            0.30
           Third Quarter...........................   30.375          25.25            0.30
           Fourth Quarter..........................   37.375        29.9875            0.30
1997
           First Quarter........................... $  43.25       $  34.50           $0.30
           Second Quarter..........................    47.25          35.75            0.33
           Third Quarter...........................    57.75         44.875            0.33
           Fourth Quarter..........................  64.8125         47.125            0.33
1998
           First Quarter (Through March 18)........ $65.6875       $ 64.625           $0.33

     See the cover page of this Prospectus or of the Prospectus Supplement, if any, accompanying this Prospectus for the last sales price of the Common Stock reported on the NYSE Composite Tape as of a recent date.

     Dividends on the Common Stock will be determined in light of the Company's results of operations, financial condition, regulatory constraints and other factors deemed relevant by the Company's Board of Directors. Payments of dividends on the Common Stock are subject to any preferential rights which might be provided for regarding any outstanding preferred stock of the Company. See "Description of Capital Stock" below.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. All proceeds from the sale of Common Stock offered hereby will be for the account of the Selling Shareholders, as described below.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information as of the date of this Prospectus with respect to shares of Common Stock which are covered by this Prospectus, including the name of each of the Selling Shareholders, the nature of any position, office or other material relationship that such Selling Shareholder has had within the past three years with the Company or an affiliate of the Company and the number of shares of Common Stock which each such Selling Shareholder owned as of the date of this Prospectus and the number which are covered by this Prospectus.

                                                                                     NUMBER OF SHARES OF
                             NUMBER OF SHARES OF                                         COMMON STOCK
                              COMMON STOCK WHICH                                      WHICH MAY BE SOLD
      NAME OF SELLING        MAY BE SOLD PURSUANT             NAME OF SELLING              PURSUANT
        SHAREHOLDER           TO THE PROSPECTUS                 SHAREHOLDER           TO THE PROSPECTUS
        -----------           -----------------                 -----------           -----------------
Ronald Ager                           6,572             Harold Kravitz                        6,572
Sally Alpert and Steven               6,018             John A. Lanzetta                    131,354
David Alpert as Co-trustees
  of the Sol Alpert
  Irrevocable Trust Under
  Will

Walter H. Beckman, Jr.               26,270             Trustee of Sally Lebow                2,865
  Grantor Retained Annuity                              Agreement dated September
  Tr. Dtd 4/10/95 Aaron S.                              2, 1994
  Podhurst(2) TTEE
  Revocable Trust

Eliot Berg                           13,135             Donald Lefton                        52,541
Samuel Berkowitz                     13,135             David Melin                          26,270
William D. Cohen                      6,572             Alfred I. Moss and Charlene          14,807
                                                        Moss, his wife as Joint
                                                        Tenants by the Entireties
Robert A. Cronin and                  7,642             Sheldon Neuman(3)                     6,562
  Millicent Cronin
Laurence Diskin                       6,572             Robert Parks                         20,077
Seymour Feldstein                    29,614             Aaron S. Podhurst(2)and              19,106
                                                        Dorothy E. Podhurst Husband
                                                        and Wife, Est. by
                                                        Entireties
Joel Friedland(2)                       143             Richard I. Furman and                42,988
                                                        Norman S. Klein, as
                                                        Trustees under the Dorothy
                                                        E. Podhurst GRAT Agreement
Richard I. and Rosemary J.          458,548             Richard I. Furman and                42,988
  Furman, husband & wife,                               Norman S. Klein, as
  est. by entireties                                    Trustees under the Dorothy
                                                        E. Podhurst GRAT Agreement
Katherin D. Furman,                   9,553             Sy A. Robbins Under                   6,562
  Lizabeth M. Furman and                                Revocable Trustee Agreement
  Mellon Trust of New York                              dated March 25, 1996 for
  as Trustees under                                     the benefit of Sy A.
  Rosemary Furman GRAT                                  Robbins
  Agreement dated May 3,
  1991

Katherin D. Furman,                   9,553             Gerald Robins                        26,270
  Lizabeth M. Furman and
  Mellon Trust of New York
  as Trustees under Richard
  I. Furman GRAT Agreement
  dated May 3, 1991

                                                                                     NUMBER OF SHARES OF
                             NUMBER OF SHARES OF                                         COMMON STOCK
                              COMMON STOCK WHICH                                      WHICH MAY BE SOLD
      NAME OF SELLING        MAY BE SOLD PURSUANT             NAME OF SELLING              PURSUANT
        SHAREHOLDER           TO THE PROSPECTUS                 SHAREHOLDER           TO THE PROSPECTUS
        -----------           -----------------                 -----------           -----------------
Katherin D. Furman,                  33,435             Barry Rose                           14,807
  Lizabeth M. Furman and
  Mellon Trust of New York,
  Trustees under Rosemary
  Furman GRIT Agreement
  dated May 9, 1990

Katherin D. Furman,                  33,435             Frances L. Rosenberg                  7,403
  Lizabeth M. Furman and
  Mellon Trust of New York,
  as Trustees under Richard
  I. Furman GRIT Agreement
  dated May 9, 1990

Martin L. Futterman                   7,356             David & Rebekah Rosenbaum               955
  Intervivos Trust                                      Joint Tenants
Eleanor Futterman                     7,355             Howard R. Sharlin(1),(2)          1,828,432
  Intervivos Trust
Stanley H. Gettis                    22,210             Mrs. Lois Siegel as                  85,270
                                                        Personal Representative of
                                                        the Estate of Jay Allen
                                                        Siegel
Howard L. Goldstein                     955             Joshua Sirkin                        19,106
The HVG Family Trust III            104,940             David H. Smith                        9,553
Herschel V. Green(2)                    143             Marshall A. Weinberg                 14,807
Marshall Harris                      26,270             Sherwood Weiser(2)                   19,106
Gerald Katcher(1),(2)             1,828,441             Lawrence Wilkov                      13,135

---------------

(1) This individual is an officer of Mellon United National Bank.

(2) This individual is a director of Mellon United National Bank.

(3) In addition to the above, Mr. Neuman owns 1,000 shares of Common Stock not covered by this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock, of which as of February 12, 1998 approximately 259,517,000 shares were issued and outstanding, and 50,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"), which may be issued in one or more series, with such designations, preferences, limitations, voting rights, conversion privileges and other relative rights and terms as shall be set forth in resolutions adopted by the Board of Directors providing for the issuance thereof, of which as of the date of this Prospectus no shares are issued and outstanding. At the Company's 1998 Annual Meeting of Shareholders, shareholders will be asked to approve a proposal to increase the authorized number of shares of Common Stock to 800,000,000.

     The following description of the Common Stock and Preferred Stock is summarized from the relevant provisions of the Restated Articles of Incorporation of the Company, as amended (the "Articles") and the Shareholder Protection Rights Agreement, as amended (the "Rights Agreement") of the Company. For a complete statement of such provisions, reference is made to the Articles and the Rights Agreement, which are filed as Exhibits to the Registration Statement. Whenever particular provisions of any such documents or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference.

COMMON STOCK

     Voting Rights

     The holders of Common Stock are entitled to one vote for each share held by them on all matters voted upon by shareholders and are not entitled to cumulative voting rights or preemptive rights for the purchase of additional shares of any class of the Company's stock. The Board of Directors is currently comprised of 22 members serving staggered terms, approximately one-third of whom are elected at each year's annual meeting to serve a three-year term.

     Dividends

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor, subject to the rights of holders of outstanding shares of any series of Preferred Stock. Dividends on Common Stock will be determined in light of the Company's results of operations, financial condition, regulatory constraints and other factors deemed relevant by the Company's Board of Directors.

     Rights Upon Liquidation

     In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of Common Stock would be entitled to share ratably in all assets remaining after payments to all creditors and payments required to be made in respect of all outstanding shares of any series of Preferred Stock. See "Preferred Stock" below.

     Neither the consolidation or merger of the Company into or with another corporation or corporations, nor the sale, lease or exchange of all or substantially all of the Company's assets or the distribution to the shareholders of the Company of all or substantially all of the consideration for such sale, unless such consideration (apart from assumption of liabilities) or the net proceeds thereof consists substantially or entirely of cash, shall be deemed a liquidation, dissolution or winding up of the Company.

     Shareholder Protection Rights Agreement

     The Company has adopted a Shareholder Protection Rights Agreement under which each holder of shares of Common Stock on October 15, 1996 or issued thereafter receives one right (a "Right") for each share of Common Stock held. The Rights are not currently exercisable and trade only with the Common Stock (and are currently evidenced only in connection with the Common Stock). The Rights would separate from the Common Stock and become exercisable only when a person or group acquires 15% or more of the Common Stock or ten days after a person or group commences a tender offer that would result in ownership of 15% or more of the Common Stock. At that time, each Right would entitle the holder to purchase for $112.50 (the "exercise price") one one-hundredth of a share of participating preferred stock, which is designed to have economic and voting rights generally equivalent to one share of common stock. Should a person or group actually acquire 15% or more of the Common Stock, each Right held by the acquiring person or group (or their transferees) would become void, and each Right held by the Company's other shareholders would entitle those holders to purchase for the exercise price a number of shares of the Common Stock having a market value of twice the exercise price. Should the Company, at any time after a person or group has become a 15% beneficial owner and acquired control of the Company's board of directors, be involved in a merger or similar transaction with any person or group or sell assets to any person or group, each outstanding Right would then entitle its holder to purchase for the exercise price a number of shares of such other company having a market value of twice the exercise price. In addition, if any person or group acquires 15% or more of the Common Stock, the Company may, at its option and to the fullest extent permitted by law, exchange one share of Common Stock for each outstanding Right. The Rights are not exercisable until the above events occur and will expire on October 31, 2006, unless earlier exchanged or redeemed by the Company. The Company may redeem the Rights for one-half cent per Right under certain circumstances.

     The existence of the Shareholder Protection Rights Agreement could make it more difficult for a third party to acquire control of the Company than would be the case if the Company had no such Agreement.

     Miscellaneous

     The outstanding shares of Common Stock are fully paid and are not subject to further call or assessment. The Common Stock does not have any sinking fund, conversion or redemption provision applicable thereto. There is no restriction in the Restated Articles of Incorporation of the Company on the repurchase of shares of Common Stock by the Company with funds legally available therefor.

     Under Pennsylvania law, the Company may not at any time engage, except in certain instances, in any business combination with any interested shareholder (a beneficial owner of more than 20% of the outstanding stock entitled to elect directors or an affiliate or associate of the Company who at any time within the previous five years was the beneficial owner of more than 20% of the outstanding stock entitled to elect directors, excluding, in each case, shares held continuously since January 1, 1983) of the Company other than a business combination (i) approved by the Board of Directors of the Company prior to the interested shareholder's share acquisition date (or where the interested shareholder's acquisition of shares was previously approved), (ii) approved by the affirmative vote of all of the holders of the outstanding Common Stock,
(iii) approved by holders of a majority of the voting shares (excluding the shares held by the interested shareholder or any associate or affiliate thereof) at a meeting called for such purpose, no earlier than three months after the interested shareholder becomes the beneficial owner of at least 80% of the Company's voting shares if the consideration payable to shareholders of the Company in the business combination complies with certain fair price conditions specified by Pennsylvania law, (iv) approved by a majority of the votes of the shareholders entitled to vote (excluding the shares held by the interested shareholder or any associate or affiliate thereof) at a meeting called for such purpose not earlier than five years after the interested shareholder's share acquisition date or (v) approved by a majority of the votes of the shareholders entitled to vote at a meeting called for such purpose not earlier than five years after the interested shareholder's share acquisition date, if the business combination complies with certain fair price conditions specified by Pennsylvania law. The statute does not apply to business combinations with an interested shareholder who was the beneficial owner of at least 15% of the voting stock of the Company on March 23, 1988 and remains so to the share acquisition date of the interested shareholder.

     Pennsylvania law requires any person who acquires the direct or indirect power to control the vote of at least 20% of the outstanding voting interests in a Pennsylvania corporation (a "Control Person"), such as the Company, to pay any other shareholder who exercises his rights under such law an amount equal to the fair value of the voting shares held by such other shareholder as of the date of the transaction pursuant to which the Control Person gained such control.

     The Common Stock is currently listed and is traded on the NYSE, including the shares of Common Stock offered hereby.

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

     Shares Outstanding

     The authorized capital stock of the Company includes 400 million shares of Common Stock. At the Company's 1998 Annual Meeting of Shareholders, the shareholders will be asked to approve a proposal to increase the authorized number of shares of Common Stock to 800,000,000. As of February 12, 1998, there were issued and outstanding approximately 259,517,000 shares of Common Stock. As of that date, the Company had reserved or designated for issuance approximately an additional 31,848,000 shares of Common Stock primarily for various stock option and other employee benefit incentive plans and the Company's Direct Stock Purchase and Dividend Reinvestment Plan.

     The Company's Board of Directors may issue authorized shares of the Common Stock without shareholder approval to such persons and for such consideration as the Company's Board of Directors may determine in connection with acquisitions by the Company or for other corporate purposes, unless shareholder approval is required by the rules of any stock exchange on which the Company's securities may then be listed.

PREFERRED STOCK

     In addition to the authorized shares of Common Stock, the authorized capital stock of the Company includes 50 million shares of Preferred Stock, par value $1.00 per share, issuable in one or more series with such terms and at such times and for such consideration as the Board of Directors of the Company determines. The Company may amend from time to time its Articles to increase the number of authorized shares of Preferred Stock. Any such amendment would require the affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock. As of the date of this Prospectus, there were no shares of Preferred Stock outstanding.

     Preference

     Generally, any shares of Preferred Stock outstanding will have preference over and will be senior to the rights of the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of the Company.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE or other securities exchanges on which the Shares are traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale, (ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (iv) an exchange distribution in accordance with the rules of any such exchange, and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event a Selling Shareholder engages an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

     In connection with distributions of the Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may sell Common Stock short and redeliver the Shares to close out such short positions. The Selling Shareholders also may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended, to the extent required, to reflect such transaction). The Selling Shareholders also may pledge the Shares registered hereunder to a broker-dealer or other financial institution, including affiliates of the Company, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended, to the extent required, to reflect such transaction).

     In addition, the Selling Shareholders may from time to time sell Shares in transactions under Rule 144 under the Securities Act.

     Pursuant to the Agreement and Plan of Reorganization, the Company agreed to use its best efforts to complete the following actions as soon as practicable after the Closing Date at its expense: (i) to prepare and file with the Commission a registration statement with respect to all shares of Common Stock which may be issuable to the shareholders of UBI under the Agreement and Plan of Reorganization; (ii) to cause such registration statement to become effective within 90 days of the Closing Date to register the shares of Common Stock issued to the holders of UBI common stock pursuant to the Merger for resale by such holders; and (iii) to maintain the effectiveness of such registration statement until the earlier of (a) the former UBI shareholders' disposition of all such registered shares or (b) the former UBI shareholders being able to dispose of all such registered shares pursuant to Rule 144. Pursuant to the Agreement and Plan of Reorganization, the Company agreed to bear all expenses incurred in connection with the registration and qualification of the shares registered. In addition, the Company and each shareholder of UBI is required under the Agreement and Plan of Reorganization, to enter into a customary form of indemnification agreement to indemnify and hold each other harmless against any liability in connection with the registration statement prepared in connection with registering the shares of Common Stock issued in the Merger.

     Until such time as the registration statement is filed with the Commission and declared effective, the resale of the shares of Common Stock received by the shareholders of UBI in the Merger is not permitted, except in reliance upon an appropriate exemption under the Securities Act. As a condition to consummation of the Merger, each UBI shareholder receiving Shares entered into a Share Restriction Agreement whereby such shareholder agreed to abide by the transfer restrictions applicable to unregistered shares under state and federal securities laws.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Shares offered hereby have been passed upon for the Company by Carl Krasik, Associate General Counsel and Secretary for the Company. Mr. Krasik also is a shareholder of the Company and one of its subsidiaries and holds options to purchase additional shares of Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's 1997 Annual Report on Form 10-K as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon incorporated therein and herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report of KPMG Peat Marwick LLP. Audited financial statements to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, or such other auditing firm which may have audited such financial statements (to the extent covered by consents filed with the Commission), and upon the authority of said firm as experts in auditing and accounting.

                       CERTAIN FORWARD-LOOKING STATEMENTS

     From time to time, the Company may communicate in oral or written form statements relating to the future results of the Company that may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may relate to, among other things, the Year 2000 project, loan loss reserve adequacy, simulation of changes in interest rates and litigation results. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within the Company's markets, equity and fixed income market fluctuations, personal and corporate customers' bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological change, changes in law, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining regulatory approvals when required as well as other risks and uncertainties detailed from time to time in the filings of the Company with the Commission.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
The Acquisition.......................    3
Price Range of Common Stock
  and Dividends.......................    4
Use of Proceeds.......................    4
Selling Shareholders..................    5
Description of Capital Stock..........    6
Plan of Distribution..................    9
Legal Matters.........................   10
Experts...............................   10
Certain Forward-Looking Statements....   10

======================================================
======================================================

                                5,069,403 SHARES

                            MELLON BANK CORPORATION
                                  COMMON STOCK
                                ---------------
                                   PROSPECTUS
                                ---------------
                                 MARCH 23, 1998
======================================================